ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made as of July 31, 2024, by and among Snow Lake Resources Ltd. (“Snow Lake”), Nachal G Pty Ltd (the "Seller"), Aaron Meckler (“Meckler”), Joses Malakia Amakutuwa (“Amakutuwa”), Yehoshua Gestetner (“Gestetner”), Denis Hayes (“Hayes”), Andrew Phillips (“Phillips”, and collectively with Meckler, Amakutuwa, Gestetner and Hayes the “Beneficial Sellers”) and 10152300 Manitoba Ltd. (the “Escrow Agent”). Capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (defined below).

WHEREAS, Snow Lake has entered into a share purchase agreement with the Seller, Beneficial Sellers and others (the “Purchase Agreement”), dated as of July 31, 2024, for the sale and purchase of 100% of the issued and outstanding ordinary shares of Engo Valley Pty Ltd;

AND WHEREAS, concurrently with the execution of this Escrow Agreement, Snow Lake has deposited 1,012,249 common shares of Snow Lake (the “Escrowed Shares”), registered in the name of Escrow Agent, into the custody of the Escrow Agent (the “Escrow Account”), to be held and distributed by the Escrow Agent for the benefit of Beneficial Sellers and Snow Lake in accordance with Sections 8.7 of the Purchase Agreement and the terms of this Escrow Agreement. For the avoidance of doubt, the Beneficial Sellers shall benefit from all rights attaching or accruing to the Escrowed Shares whilst registered in the name of Escrow Agent, including the right to receive all dividends declared, made or paid after the date of the Escrow Agreement, the right to vote and rights on liquidation;

AND WHEREAS, the Purchase Agreement provides that the Escrowed Shares shall be held by the Escrow Agent for the purpose of satisfying the obligation of the Seller and Beneficial Sellers to Snow Lake pursuant to the Purchase Agreement as provided for therein;

AND WHEREAS, the Purchase Agreement provides that subject to Section 8.7 of the Purchase Agreement, the Escrow Agent shall release the Escrowed Shares to the Beneficial Sellers no later than five Business Days after Snow Lake files the SK-1300 Report referred to in Section 8.7(b) of the Purchase Agreement on EDGAR provided that such date is on or before June 30, 2025 (the “Release Date”);

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TERMS OF THE ESCROW

1.1The parties hereby agree to the establishment of the Escrow Account with the Escrow Agent, and the Escrow Agent agrees to hold the Escrowed Shares in the Escrow Account in accordance with the terms of the Purchase Agreement and this Escrow Agreement.

1.2No later than five Business Days following the Release Date, the Escrow Agent shall release and deliver to the Beneficial Sellers the Escrowed Shares in the Escrow Account.

1.3If Snow Lake has not received an S-K 1300 compliant mineral resource estimate, and an S-K Report, on the Engo Valley Uranium Project, on or before June 30, 2025 (being the “Expiry Date”), then the Escrowed Shares in the Escrow Account shall not be released by the Escrow Agent to the Beneficial Sellers and shall be released by the Escrow Agent to Snow Lake for cancellation, or as it otherwise directs.

1.4The Escrow Agent shall receive a fee of $2,500 from Snow Lake for acting as Escrow Agent. Other than such fee, the Escrow Agent shall not be entitled to any fee for acting in such capacity. In the event that the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated by Snow Lake for such services and reimbursed by Snow Lake for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

1.5Upon release or return of the Escrowed Shares pursuant to the terms hereunder, the Escrow Agent shall be relieved of further obligations and released from all liability under this Escrow Agreement.

1.6The Seller and the Beneficial Sellers acknowledges that the principal of the Escrow Agent is acting as counsel for Snow Lake in connection with the Purchase Agreement and the Seller and the Beneficial Sellers hereby waive any conflict of interest or breach of any duty relating to the Escrow Agent acting in such capacity. The Seller and the Beneficial Sellers confirm that they have had the opportunity to consult with independent counsel regarding this Escrow Agreement.

ARTICLE II

MISCELLANEOUS

2.1No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

2.2Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing to the following addresses (or such other address as may be notified by one party to the others from time to time) and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by an internationally recognized courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  As used herein, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of Winnipeg are authorized or required by law to remain closed:

2.2.1in the case of a Notice to the Seller or the Beneficial Sellers:

1/50 Ercildoune Street

Caulfield North, 3161, Victoria

Australia

Attention:Yehoshua Gestetner

Email:ShuieG@gmail.com

2.2.2in the case of a Notice to Snow Lake:

Snow Lake Resources Ltd.

360 Main Street, 30th Floor

Winnipeg, Manitoba, Canada R3C 0V1

Attention:Frank Wheatley

Email:fw@snowlakelithium.com

2.2.3in the case of a Notice to the Escrow Agent:

10152300 Manitoba Ltd

360 Main Street, 30th Floor

Winnipeg, Manitoba, Canada R3C 0V1

Attention:Shimmy Posen

Email:sposen@garfinkle.com

2.3This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

2.4This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein (and no party shall be deemed as agent of the other).

2.5Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine. This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same.

2.6The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the Province of Manitoba. Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall only be brought in the Province of Manitoba.

2.7The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the parties hereto.

2.8The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct.

2.9The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

2.10The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for hereunder in the absence of gross negligence, fraud and willful misconduct.

2.11The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation; provided that the costs of such compensation shall be borne by the Snow Lake.

2.12The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the Beneficial Sellers and Snow Lake at least thirty (30) days in advance of such resignation. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is approved and qualified to act as Escrow Agent. In the event of any such resignation, Snow Lake shall appoint a successor escrow agent (at the sole cost of Snow Lake), subject to consent of the Beneficial Sellers, such consent not to be unreasonably withheld, and the Escrow Agent shall deliver to such successor escrow agent any Escrowed Shares held by the Escrow Agent. Upon delivery of the Escrowed Shares to a successor escrow agent in accordance with this Section 2.14, the Escrow Agent shall thereafter be discharged from any further obligations hereunder, and all power, authority, duties and obligations of the Escrow Agent shall apply to any successor agent.

2.13If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments (at the sole cost of Snow Lake).

2.14Save as otherwise provided for in this Escrow Agreement and the Purchase Agreement, it is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents (if any) or the Escrowed Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (i) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrowed Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (ii) to deliver the Escrowed Shares and any other property and documents held by the Escrow Agent hereunder to a provincial or Federal court having competent subject matter jurisdiction and located in the City of Manitoba in accordance with the applicable procedure therefore.

2.15Snow Lake agrees to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any Party or any other person or entity, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s gross negligence or willful misconduct. In no event shall the indemnity from Snow Lake exceed the value of the Escrowed Shares. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.16This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be on and the same agreement.  A signed copy of this Escrow Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Escrow Agreement.

2.17References to the Escrow Agent, Snow Lake and/or the Beneficial Sellers in this Escrow Agreement shall include their successors in title and permitted assigns.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of date first written above.

SNOW LAKE RESOURCES LTD.

By:
Name: Frank D. Wheatley
Title: Chief Executive Officer

YEHOSHUA GESTETNER

Name: Yehoshua Gestetner

AARON MECKLER

By:
Name: Aaron Meckler

JOSE MALAKIA AMAKUTUWA

By:
Name: Joses Malakia Amakutuwa

DENIS HAYES

By:
Name: Denis Hayes

ANDREW PHILLIPS

Name: Andrew Phillips

10152300 MANITOBA LTD.

By:
Name: Shimmy Posen
Title: President